 FIELDPOINT PETROLEUM REPORTS

RESULTS FOR FISCAL YEAR 2007

AUSTIN, TX – (BUSINESS WIRE) – April 1, 2008 –FieldPoint Petroleum Corporation (AMEX:FPP) today announced financials results for the fiscal year ended December 31, 2007.

Ray Reaves, President and CEO of FieldPoint stated, “While net income and earnings per share were below our goals for this past year, 2007 was still a very significant year for FieldPoint.  We have significantly improved our balance sheet and prepared the company for improved profitability in 2008 and beyond.  We continue to diligently explore acquisition opportunities and development programs, and our objective to materially enhance shareholder value by increasing production and reserves will be the focus of 2008.  In this past year, our revenues grew only 9% but that does not factor in a full year with our two recent acquisitions, which should significantly impact 2008.”

2007 Financial Highlights Compared to 2006

•

Revenues increased to $4,409,524 from $4,053,592;

•

Net Income declined to $558,078 from $1,181,765; and

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Earnings per share decreased, basic to $0.06 from $0.14 and fully diluted, to $0.06 from $0.13.

The increase in revenue is attributed to acquisitions of producing oil properties in 2007, drilling of natural gas wells in 2007 and 2006 and an increase in prices, which averaged approximately $71.26 per barrel and $6.18 per MCF in 2007, compared to $62.57 per barrel and $6.58 per MCF in the prior year. Overall production for the year increased on a barrel of oil equivalent (BOE) basis, as compared to the 2006 year-end. The increased production, combined with a 14% increase in oil prices, led to an increase in revenues.

Production expenses increased $246,542, due primarily to mature field production remedial repairs. The Company incurred impairment expenses of $276,635 from the Hutt Field in Texas and a write-off of the Palo-Duro Basin unproved acreage.

General and administrative expenses increased $191,480 primarily due to increases in professional services for Sarbanes-Oxley compliance and salary expense, contributing to the decrease in earnings per share.  Additionally during the year, we experienced a 79% increase in depletion and depreciation expenses, due to acquisitions and net production volume increase and increased capitalized costs, which were slightly offset by increased reserves on existing properties.

Proved reserves increased 23.6% to approximately 1,342,459 barrels of oil equivalent (BOE), compared to approximately 1,086,345 BOE for 2006.  This increase is the result of acquisitions of producing properties and higher pricing in December 2007.  Please refer to the more detailed discussion of the qualifications and assumptions used in the estimating proved reserves and future net revenues contained in our Annual Report on Form 10-KSB.

Mr. Reaves concluded by adding, “From December 2006 to December 2007, the Company completed $5.2 million in oil and gas acquisitions.  This was accomplished while using only $3.5 million in long term debt from the Company’s $50 million credit facility with Citibank.  We expect 2008 to be a more significant year in FieldPoint’s growth than 2007, and I look forward to sharing our results with you as the year progresses.”

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

SELECT BALANCE SHEET DATA

(UNAUDITED)

December 31, 2007

December 31, 2006

Cash and cash equivalents        $     1,484,469

$           603,614

Total current assets

           $     3,097,506

$        2,211,743

Total assets

           $   14,260,185

$      10,477,008

Total current liabilities

           $        738,548

$           166,073

Total stockholders’ equity        $      8,616,668

$        8,077,307

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    (UNAUDITED)

	December 31,
	2007	2006
REVENUE:
Oil and natural gas sales	$ 4,251,190	$ 3,880,105
Well operational and pumping fees	120,334	119,987
Disposal fees	38,000	53,500
Total revenue	4,409,524	4,053,592

COSTS AND EXPENSES:
Production	1,653,467	1,406,925
Exploration	-	5,467
Depletion and depreciation	870,069	487,000
Impairment of oil and natural gas properties	276,635	-
Accretion of discount on asset retirement obligations	43,768	33,136
General and administrative	739,715	548,235
Total costs and expenses	3,583,654	2,480,763

OPERATING INCOME	825,870	1,572,829

OTHER INCOME (EXPENSE):
Interest income	12,242	11,382
Interest expense	(113,635)	(1,588)
Unrealized gains on short-term investments	29,571	120,967
Gain on sale of properties	-	17,320
Miscellaneous income	35,530	25,055
Total other income (expense)	(36,292)	173,136

INCOME BEFORE INCOME TAXES	789,578	1,745,965

INCOME TAX PROVISION – current	(125,800)	(500,200)
INCOME TAX PROVISION – deferred	(105,700)	(64,000)

TOTAL INCOME TAX PROVISION	(231,500)	(564,200)

NET INCOME	$ 558,078	$ 1,181,765

NET INCOME PER SHARE:
BASIC	$ 0.06	$ 0.14
DILUTED	$ 0.06	$ 0.13

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	8,832,734	8,668,230
Diluted	8,886,156	8,809,262